Exhibit 99.1

PRESS RELEASE

For release:	November 8, 2017

Contact:	Media
Stephen W. Ries
Senior Corporate Counsel
(610) 668-3270
sries@global-indemnity.com

Global Indemnity Limited Reports Third Quarter 2017 Financial Results.

George Town, Cayman Islands (November 8, 2017) – Global Indemnity Limited (NASDAQ:GBLI) today reported net income for the nine months ended September 30, 2017 of $13.4 million or $0.76 per share, an increase of $1.9 million or 17% compared to the same period of 2016. Operating income was $14.0 million or $0.79 per share for the period ending September 30, 2017, and book value per share was $46.91 as of September 30, 2017, an increase of 3.3% compared to book value per share of $45.42 at December 31, 2016.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Nine Months Ended September 30,
	2017	2016
Gross Premiums Written	$393.7	$429.3
Net Premiums Written	$344.3	$357.2

Net income	$13.4	$11.5
Net income per share	$0.76	$0.66

Operating income	$14.0	$17.3
Operating income per share	$0.79	$0.99

Combined ratio analysis:
Loss ratio	61.6	59.9
Expense ratio	41.1	41.4

Combined ratio	102.7	101.3

Impact of hurricanes Harvey, Irma and Maria	(9.3)	—

Combined ratio excluding hurricanes Harvey, Irma and Maria	93.4	101.3

	As of September 30,	As of December 31,
	2017	2016
Book value per share	$46.91	$45.42
Shareholders’ equity	$823.9	$798.0
Cash and invested assets (1)	$1,628.1	$1,498.1

(1)	Including receivable/(payable) for securities sold/(purchased)

About Global Indemnity Limited and its subsidiaries

Global Indemnity Limited (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Limited’s three primary segments are:

•	United States Based Commercial Lines Operations

•	United States Based Personal Lines Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity Limited’s website at http://www.globalindemnity.ky.

Forward-Looking Information

The forward-looking statements contained in this press release [1] do not address a number of risks and uncertainties. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to the Global Indemnity as of the date hereof. The foregoing review of factors that could cause actual financial or operating performance to differ materially from expectations is not exhaustive. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1]	Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.

Global Indemnity Limited’s Combined Ratio for the Nine Months Ended September 30, 2017 and 2016

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Nine Months Ended September 30,
	2017	2016
Loss Ratio:
Current Accident Year
Excluding Catastrophes	52.1	53.0
Catastrophes	20.1	13.9

Current Accident Year	72.2	66.9
Changes to Prior Accident Year	(10.6)	(7.0)

Loss Ratio – Calendar Year	61.6	59.9
Expense Ratio	41.1	41.4

Combined Ratio	102.7	101.3

The combined ratio increased 1.4 points to 102.7% for the nine months ended September 30, 2017 compared to 101.3% for the nine months ended September 30, 2016. Excluding hurricanes Harvey, Irma, and Maria, the combined ratio would have been 93.4%.

For the nine months ended September 30th, the calendar year loss ratio increased by 1.7 points to 61.6% in 2017 from 59.9% in 2016. Excluding hurricanes Harvey, Irma, and Maria, the calendar year loss ratio for the nine month ended September 30, 2017 would have been 52.3%.

For the nine months ended September 30th, the current accident year loss ratio increased by 5.3 points in 2017 to 72.2% compared to 66.9% for the same period in 2016.

•	The current accident year property loss ratio increased 8.7 points to 75.2% in 2017 from 66.5% in 2016 primarily due to higher catastrophe losses within the Company’s U.S. Insurance Operations and Reinsurance Operations. Hurricanes Harvey, Irma and Maria impacted U.S. Insurance Operations by $12.9 million and Reinsurance Operations by $17.7 million and increased the property loss ratio by 13.0%.

•	The current accident year casualty loss ratio improved by 3.0 points to 64.8% in 2017 from 67.8% in 2016. The improvement in the loss ratio reflects lower reported claims frequency in 2017.

Calendar year results for the nine months ended September 30, 2017 include a 10.6 point reduction in the loss ratio related to prior accident years, which was primarily driven by lower than expected claims frequency and severity experienced across multiple prior accident years within Commercial Lines, lower than expected case incurred emergence primarily related to the 2015 and 2016 accident years within Personal Lines as well as a reduction related to the Company’s property treaties within the Reinsurance Operations.

Global Indemnity Limited’s Gross and Net Premiums Written Results by Segment for the Nine Months Ended September 30, 2017 and 2016

	Nine Months Ended September 30,
	Gross Premiums Written		Net Premiums Written
	2017	2016	2017	2016
Commercial Lines Operations	$155,555	$142,865	$136,868	$128,164
Personal Lines Operations	191,857	204,164	161,142	178,736
Reinsurance Operations	45,372	34,941	45,344	34,927
Runoff	1,100	16,374	994	15,406
Business Fronted for Assurant	(185)	30,910	—	—

Total	$393,699	$429,254	$344,348	$357,233

Commercial Lines Operations: Gross premiums written increased 8.9% and net premiums written increased 6.8% compared to the same period in 2016 mainly due to the introduction of a new program as well as increased production within two existing programs.

Personal Lines Operations: Gross premiums written and net premiums written decreased 6.0% and 9.8%, respectively, for the nine months ended September 30, 2017 as compared to the same period in 2016. The decrease in gross premiums written was primarily due to a targeted reduction of catastrophe exposed business. Net premiums written were also impacted by this change as well as ceding additional premiums under property catastrophe treaties.

Reinsurance Operations: Gross premiums written and net premiums written increased 29.9% and 29.8% for the nine months ended September 30, 2017, respectively, as compared to the same period in 2016 mainly due to a new treaty written in the fourth quarter of 2016.

###

Note: Tables Follow

GLOBAL INDEMNITY LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Gross premiums written	$126,054	$133,569	$393,699	$429,254

Net premiums written	$109,045	$115,051	$344,348	$357,233

Net premiums earned	$108,619	$119,553	$328,818	$358,993
Net investment income	10,134	8,795	27,618	25,103
Net realized investment gains (losses)	(963)	1,928	(850)	(9,057)
Other income	2,294	7,852	5,444	9,603

Total revenues	120,084	138,128	361,030	384,642

Net losses and loss adjustment expenses	82,395	72,162	202,656	215,057
Acquisition costs and other underwriting expenses	45,002	48,129	135,010	148,761
Corporate and other operating expenses	4,630	5,006	11,045	13,064
Interest expense	4,836	2,233	12,065	6,677

Income (loss) before income taxes	(16,779)	10,598	254	1,083
Income tax expense (benefit)	(7,855)	1,063	(13,193)	(10,412)

Net income (loss)	$(8,924)	$9,535	$13,447	$11,495

Weighted average shares outstanding–basic	17,343	17,255	17,332	17,241

Weighted average shares outstanding–diluted	17,343	17,540	17,685	17,516

Net income (loss) per share – basic	$(0.51)	$0.55	$0.78	$0.67

Net income (loss) per share – diluted (1)	$(0.51)	$0.54	$0.76	$0.66

Combined ratio analysis: (2)
Loss ratio	75.9	60.3	61.6	59.9
Expense ratio	41.4	40.3	41.1	41.4

Combined ratio	117.3	100.6	102.7	101.3

(1)	For the quarter ended September 30, 2017, diluted loss per share is the same as basic loss per share since there was a net loss for the period.
(2)	The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY LIMITED

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) September 30, 2017	December 31, 2016
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2017 - $1,355,690 and 2016 - $1,241,339)	$1,360,163	$1,240,031
Equity securities:
Available for sale, at fair value (cost: 2017 - $124,064 and 2016 - $119,515)	133,462	120,557
Other invested assets	73,553	66,121

Total investments	1,567,178	1,426,709

Cash and cash equivalents	60,087	75,110
Premiums receivable, net	84,462	92,094
Reinsurance receivables, net	123,769	143,774
Funds held by ceding insurers	40,274	13,114
Receivable for securities sold	785	—
Deferred federal income taxes	50,549	40,957
Deferred acquisition costs	62,297	57,901
Intangible assets	22,682	23,079
Goodwill	6,521	6,521
Prepaid reinsurance premiums	30,827	42,583
Other assets	81,259	51,104

Total assets	$2,130,690	$1,972,946

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$649,726	$651,042
Unearned premiums	290,760	286,984
Federal income taxes payable	533	219
Ceded balances payable	12,867	14,675
Payables for securities purchased	—	3,717
Contingent commissions	5,552	9,454
Debt	298,935	163,143
Other liabilities	48,404	45,761

Total liabilities	1,306,777	1,174,995

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued:13,458,465 and 13,436,548 respectively; A ordinary shares outstanding: 13,428,914 and 13,436,548, respectively; B ordinary shares issued and outstanding: 4,133,366 and 4,133,366, respectively	2	2
Additional paid-in capital	433,254	430,283
Accumulated other comprehensive income, net of taxes	10,085	(618)
Retained earnings	381,731	368,284
A ordinary shares in treasury, at cost: 29,551 and 0 shares, respectively	(1,159)	—

Total shareholders’ equity	823,913	797,951

Total liabilities and shareholders’ equity	$2,130,690	$1,972,946

GLOBAL INDEMNITY LIMITED

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) September 30, 2017	December 31, 2016
Fixed maturities	$1,360.2	$1,240.0
Cash and cash equivalents	60.1	75.1

Total bonds and cash and cash equivalents	1,420.3	1,315.1
Equities and other invested assets	207.0	186.7

Total cash and invested assets, gross	1,627.3	1,501.8
Receivable (payable) for securities sold/(purchased)	0.8	(3.7)

Total cash and invested assets, net	$1,628.1	$1,498.1

(Unaudited) Nine Months Ended September 30, 2017 (a)
Net investment income	$27.6

Net realized investment losses	(0.8)
Net change in unrealized investment gains	14.7

Net realized and unrealized investment returns	13.9

Total investment return	$41.5

Average total cash and invested assets	$1,587.6

Total investment return % annualized	3.5%

(a)	Amounts in this table are shown on a pre-tax basis.

GLOBAL INDEMNITY LIMITED

SUMMARY OF OPERATING INCOME (LOSS)

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Operating income (loss)	$(8,246)	$8,262	$13,969	$17,337
Adjustments:
Net realized investment gains (losses), net of tax	(678)	1,273	(522)	(5,842)

Net income (loss)	$(8,924)	$9,535	$13,447	$11,495

Weighted average shares outstanding – basic	17,343	17,255	17,332	17,241

Weighted average shares outstanding – diluted	17,343	17,540	17,685	17,516

Operating income (loss) per share – basic	$(0.48)	$0.48	$0.81	$1.01

Operating income (loss) per share – diluted (1)	$(0.48)	$0.47	$0.79	$0.99

Note Regarding Operating Income (loss)

Operating income (loss), a non-GAAP financial measure, is equal to net income (loss) excluding after-tax net realized investment gains (losses). Operating income (loss) is not a substitute for net income (loss) determined in accordance with GAAP, and investors should not place undue reliance on this measure.

(1)	For the quarter ended September 30, 2017, diluted loss per share is the same as basic loss per share since there was a net loss for the period.